EXHIBIT 3.2

CERTIFICATE OF AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF RUSH ENTERPRISES, INC.

In accordance with Sections 3.053 and 21.364 of the Texas Business Organizations Code, Rush Enterprises, Inc., a Texas corporation, hereby adopts the following Certificate of Amendment to its Restated Articles of Incorporation.

Entity Information

The name of the corporation is Rush Enterprises, Inc., a for-profit corporation (the “Company”). The file number issued to the Company by the Secretary of State of the State of Texas is 0021125600. The date of formation of the Company was March 3, 1965.

Amendment

ARTICLE IV of the Company’s Restated Articles of Incorporation is hereby amended by deleting the first paragraph in its entirety and replacing it with the following:

The total number of shares of all classes of stock which the corporation shall be authorized to issue is 141,000,000 shares, divided into the following:  (i) 1,000,000 shares of preferred stock, of the par value $.01 per share (“Preferred Stock”), (ii) 105,000,000 shares of Class A Common Stock, of the par value $.01 per share (“Class A Common Stock”) and (iii) 35,000,000 shares of Class B Common Stock, of the par value $.01 per share (“Class B Common Stock”).

Statement of Approval

The amendment to the Restated Articles of Incorporation of the Company has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the Company.

Effectiveness of Filing

This document becomes effective when the document is filed by the Secretary of State.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: May 19, 2023.

RUSH ENTERPRISES, INC.

By:	/s/ Michael L. Goldstone
Name:	Michael L. Goldstone
Title:	Senior Vice President, General Counsel and Corporate Secretary